Exhibit 99.1

Shareholder Relations NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES A 4% INCREASE IN THE QUARTERLY DIVIDEND

Rockland, MA (March 18, 2021) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.48 per share dividend. The dividend will be payable on April 9, 2021, to stockholders of record as of the close of business on March 29, 2021.

“We entered 2021 with solid momentum and continue to have high confidence in our strategy,” stated Christopher Oddleifson, Chief Executive Officer of Independent Bank Corp. “We are pleased that our strong fundamentals and continued financial stability enable us to increase our dividend.”

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe’s “Top Places to Work” 2020 list, an honor earned for the 12th consecutive year. In addition to this recognition, Rockland Trust was ranked the #1 Bank in Massachusetts, according to Forbes 2020

World’s Best Banks list. Rockland Trust is deeply committed to the communities it serves as reflected in the overall “Outstanding” rating received in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®,” please visit RocklandTrust.com.

Category: Dividends Releases